Exhibit 99.2

FINANCIAL STATEMENTS

Zavante Therapeutics, Inc.

Years Ended December 31, 2017 and 2016

With Report of Independent Auditors

Zavante Therapeutics, Inc.

Financial Statements

Years Ended December 31, 2017 and 2016

Report of Independent Auditors

To the Board of Directors

Zavante Therapeutics, Inc.

We have audited the accompanying financial statements of Zavante Therapeutics, Inc., which comprise the balance sheets as of December 31, 2017 and 2016 and the related statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zavante Therapeutics, Inc. at December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Zavante Therapeutics, Inc.’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has recurring operating losses and negative cash flows that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP

San Diego, California
May 18, 2018

Zavante Therapeutics, Inc.

Balance Sheets

	As of December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$17,962,660	$25,647,484
Prepaid expenses and other	387,097	179,814
Total current assets	18,349,757	25,827,298
Property and equipment, net	38,542	49,298
Other assets	10,033	58,823
Total assets	$18,398,332	$25,935,419

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$772,073	$2,376,499
Accrued expenses	886,693	2,883,982
Accrued compensation	663,065	486,252
Notes payable	7,790,188	—
Total current liabilities	10,112,019	5,746,733

Warrant liability	211,715	—
Total liabilities	10,323,734	5,746,733

Convertible preferred stock:
Series A convertible preferred stock, $0.0001 par value; 36,100,000 shares authorized; 35,862,714 shares issued and outstanding at December 31, 2017 and 2016; liquidation preference of $48,414,664 as of December 31, 2017	48,010,231	48,010,231
Stockholders’ deficit:
Common stock, $0.0001 par value; 51,000,000 shares authorized, 7,805,210 and 7,795,210 shares issued and outstanding as of December 31, 2017 and 2016, respectively	781	780
Additional paid-in capital	462,127	207,047
Accumulated deficit	(40,398,541)	(28,029,372)
Total stockholders’ deficit	(39,935,633)	(27,821,545)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$18,398,332	$25,935,419

See accompanying notes.

Zavante Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

	Years ended December 31,
	2017	2016
Operating expenses:
Research and development	$8,834,324	$16,418,420
General and administrative	3,414,492	2,804,091
Purchase of in-process research and development	—	1,500,177
Total operating expenses	12,248,816	20,722,688
Other income (expense):
Change in fair value of warrant liability	8,683	—
Interest income	73,483	99,409
Interest expense	(202,519)	(2,878,607)
Net loss and comprehensive loss	$(12,369,169)	$(23,501,886)

See accompanying notes.

Zavante Therapeutics, Inc.

Statements of Convertible Preferred Stock and Stockholders’ Deficit

	Series A Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance as of December 31, 2015	—	$—	6,800,000	$680	$15,909	$(4,527,486)	$(4,510,897)
Issuance of Series A convertible preferred stock at $1.35 per share for cash and conversion of notes payable, accrued interest and $2,682,847 charge for beneficial conversion feature, net of issuance costs of $404,380, in March	35,862,714	48,010,231	—	—	—	—	—
Exercise of stock options for cash	—	—	995,210	100	192,405	—	192,505
Vesting related to repurchase liability, net	—	—	—	—	(155,169)	—	(155,169)
Stock-based compensation	—	—	—	—	153,902	—	153,902
Net loss and comprehensive loss	—	—	—	—		(23,501,886)	(23,501,886)
Balance as of December 31, 2016	35,862,714	48,010,231	7,795,210	780	207,047	(28,029,372)	(27,821,545)
Exercise of stock options for cash	—	—	10,000	1	2,999	—	3,000
Vesting related to repurchase liability, net	—	—	—	—	55,022	—	55,022
Stock-based compensation	—	—	—	—	197,059	—	197,059
Net loss and comprehensive loss	—	—	—	—		(12,369,169)	(12,369,169)
Balance as of December 31, 2017	35,862,714	$48,010,231	7,805,210	$781	$462,127	$(40,398,541)	$(39,935,633)

See accompanying notes.

Zavante Therapeutics, Inc.

Statements of Cash Flows

	Years ended December 31,
	2017	2016
Operating activities
Net loss	$(12,369,169)	$(23,501,886)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	10,756	4,482
Noncash interest expense	—	2,872,912
Amortization of debt issuance costs and debt discount	59,377	5,673
Change in fair value of warrant liabilities	(8,683)	—
Stock-based compensation	197,059	153,902
Changes in operating assets and liabilities:
Prepaid expenses and other	(207,283)	(37,632)
Accounts payable	(1,604,426)	1,982,356
Accrued expenses and compensation	(1,765,455)	2,640,733
Net cash used in operating activities	(15,687,824)	(15,879,460)

Investing activities
Capital expenditures	—	(53,780)
Net cash used in investing activities	—	(53,780)

Financing activities
Proceeds from the issuance of notes payable	8,000,000	—
Proceeds from issuance of Series A convertible preferred stock, net of issuance costs	—	34,595,617
Proceeds from early exercise of stock options	3,000	192,505
Net cash provided by financing activities	8,003,000	34,788,122

Net (decrease) increase in cash and cash equivalents	(7,684,824)	18,854,882
Cash and cash equivalents at beginning of year	25,647,484	6,792,602
Cash and cash equivalents at end of year	$17,962,660	$25,647,484

Supplemental schedule of cash flow information
Cash paid for interest	$111,080	$22
Cash paid for income taxes	$1,822	$800

Supplemental schedule of noncash activities
Change in unvested share liability	$55,022	$(155,169)
Fair value of warrant issued to Lender	$220,398	$—
Conversion of notes payable and accrued interest into Series A preferred stock	$—	$10,731,767
Issuance cost for beneficial conversion feature upon conversion of notes payable into Series A preferred stock	$—	$2,682,847

See accompanying notes.

Zavante Therapeutics, Inc.

Notes to Financial Statements

December 31, 2017

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS

SG Pharmaceuticals, Inc. (SGP) was incorporated in Delaware in December 2014. SGP acquired all of the outstanding shares of Zavante Therapeutics, Inc. in May 2015, and merged into Zavante Therapeutics, Inc. (post-merger, the Company) in June 2015 (see Note 4). The Company is a privately-held, clinical-stage biopharmaceutical company focused on licensing, developing and commercializing novel products that address serious unmet medical needs in the hospital. The Company’s operations are based in San Diego, California.

Liquidity, Capital Resources, and Going Concern

The Company has a limited operating history and the sales and income potential of the Company’s business and market are unproven. The accompanying financial statements have been prepared on a going concern basis of accounting, and does not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from any uncertainty related to our ability to continue as a going concern. The Company has incurred net operating losses and negative cash flows from operations since its inception and expects to incur additional losses into the foreseeable future. The Company incurred net losses of $12,369,169 and $23,501,886, and used cash in operations of $15,687,824 and $15,879,460, for the years ended December 31, 2017 and 2016, respectively. To date, the Company’s sources of cash have been primarily from the sale of equity securities and debt financings.  Based on our operating plans, we believe our cash and cash equivalents may not be sufficient to fund our operations through one year following the issuance of these financial statements. As a result, there is substantial doubt about the Company’s ability to continue as a going concern for one year after the financial statements were issued.  The principal payments due under the term loan have been classified as a current liability as of December 31, 2017 due to the considerations discussed above and the assessment that the material adverse change clause under the term loan is not within the Company’s control. The Company has not been notified of an event of default by the Lender as of the date of these financial statements were available to be issued.

The Company intends to seek additional capital through equity and/or debt financings, government funding or collaborations or partnerships with other entities or other sources of financing. Debt or equity financing, government funding or collaborations and partnerships with other entities may not be available on a timely basis on terms acceptable to the Company, or at all. If the Company is unable to raise additional capital when required or on acceptable terms, the Company may be required to scale back or discontinue the advancement of product candidates, reduce headcount, file for bankruptcy, reorganize, merge with another entity, or cease operations.

If the Company becomes unable to continue as a going concern, the Company may have to liquidate its assets, and might realize significantly less than the values carried on the financial statements, and creditors and stockholders may lose all or part of their investment in the Company.

Zavante Therapeutics, Inc.

Notes to Financial Statements (continued)

NOTE 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States (GAAP). Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (ASC) and Accounting Standards Update (ASU) of the Financial Accounting Standards Board (FASB). All adjustments considered necessary for a fair presentation have been included. These adjustments consist of normal and recurring accruals, as well as non-recurring charges.

A reclassification has been made to the prior period amount to conform to the current year presentation. For the year ended December 31, 2016, a reclassification of convertible preferred stock to present as mezzanine equity was made on the balance sheet and statement of stockholders’ deficit to conform to the current-year presentation.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business in one operating segment operating in the United States.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The Company bases its estimates on historical experience and other market-specific or other relevant assumptions that it believes to be reasonable under the circumstances. This process may result in actual results differing materially from those estimated amounts used in the preparation of the financial statements if these results differ from historical experience, or other assumptions do not turn out to be substantially accurate, even if such assumptions are reasonable when made. In the Company’s financial statements, estimates and assumptions relied upon are used for, but not limited to, the value of accrued clinical trial costs, measurement of fair value of equity instruments, and stock-based compensation expense. The Company evaluates its estimates and assumptions on the ongoing basis. Actual results could differ from those estimates under different assumptions or conditions.

Concentration of Credit Risk and Other Risks and Uncertainties

The Company’s cash and cash equivalents are invested in federally uninsured readily available money market accounts and deposited with one financial institution in the United States. However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which these deposits are held and of the money market funds and other entities in which these investments are made. Additionally, the Company has established guidelines regarding the diversification of its investments and their maturities, which are designed to maintain safety and liquidity. The Company is required to maintain its primary operating and securities accounts with that financial institution as required by the loan and security agreement (see Note 6). At times, deposits in this institution may exceed the Federal Deposit Insurance Corporation (FDIC) or Securities Investors Protection Corporation (SIPC) limits.

Zavante Therapeutics, Inc.

Notes to Financial Statements (continued)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (CONTINUED)

Concentration of Credit Risk and Other Risks and Uncertainties (Continued)

The Company relies on third-party manufacturers for the production of its drug candidate. If the third-party manufacturers are unable to continue manufacturing the Company’s drug candidate, or if the Company loses one of its sole source suppliers used in its manufacturing processes, the Company may not be able to meet any development needs or commercial supply demand for its product, if approved by the U.S. Food and Drug Administration (the “FDA”). Since the suppliers of key components and materials must be named in a new drug application (NDA) filed with the FDA for a product, significant delays can occur if the qualification of a new supplier is required.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents include cash in readily available checking and money market accounts. Cash equivalents are carried at cost, which approximates their fair value.

Property and Equipment

Property and equipment are carried at cost, less accumulated depreciation and amortization. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets, generally five years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life of the asset or the term of the lease.

Impairment of Long-lived Assets

As required under the applicable accounting guidance, the Company periodically evaluates the original assumptions and rationale used in the establishment of the carrying value and estimated lives of all of its long-lived assets, including property and equipment. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss is recognized when the total of estimated future undiscounted cash flows, expected to result from the use of the asset and its eventual disposition, are less than its carrying amount. Impairment, if any, would be assessed using discounted cash flows or other appropriate measures of fair value. There were no impairments for the years ended December 31, 2017 or 2016.

Zavante Therapeutics, Inc.

Notes to Financial Statements (continued)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (CONTINUED)

Accrued Compensation

The Company accrues liabilities for payroll related expenses and under a discretionary employee bonus plan. The estimated compensation expense is based on progress against corporate objectives approved by the Board of Directors, compensation levels of eligible individuals, and target bonus percentage levels. The Board of Directors and the Compensation Committee of the Board of Directors review and evaluate the performance against these objectives and ultimately determine what discretionary payments are made. The Company accrued $613,950 and $450,233 for liabilities associated with the employee bonus plans as of December 31, 2017 and 2016, respectively.

Warrant Liability Accounting

The Company issued a warrant for the purchase of Series A preferred shares to the Lender in connection with the Loan and Security Agreement (see Note 6). The Company classified the warrant as a liability in accordance with authoritative guidance. The Company recorded the initial warrant liability at the fair market value as of the issuance date, with subsequent re-measurement as of each reporting period, using the Black-Scholes valuation model which includes a risk-free interest rate, expected term and volatility assumptions derived from comparable companies in the biotechnology industry whose share prices are publicly available for a sufficient period of time. The expected life of the warrant was calculated using the remaining life of the warrant. The risk-free rate is based upon U.S. Treasury securities with remaining terms similar to the expected term of the warrant being valued. Changes in fair value of the warrant liability are calculated at the end of each reporting period using the Black-Scholes pricing model and are recorded as other income (expense). The Company will continue to adjust the carrying value of the warrant for changes in the estimated fair value until the earlier of the modification, exercise or expiration of the warrant. At that time, the liabilities will be reclassified to additional paid-in capital, a component of stockholders’ deficit.

Fair Value Measurements

The fair value of assets and liabilities are based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The Company uses a fair value hierarchy with three levels of inputs, of which the first two are considered observable and the last unobservable, to measure fair value:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.
•

Level 2 — Inputs, other than Level 1, that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Zavante Therapeutics, Inc.

Notes to Financial Statements (continued)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (CONTINUED)

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs include: salaries and employee-related expenses, including stock-based compensation and benefits for personnel in research and product development functions; costs associated with conducting our preclinical, development and regulatory activities, including fees paid to third-party professional consultants, service providers and our scientific, therapeutic and clinical advisory boards; costs to acquire, develop and manufacture preclinical study and clinical trial materials; costs incurred under clinical trial agreements with clinical research organizations and investigative sites; costs for laboratory supplies; payments related to licensed products and technologies; allocated facilities and information technology costs, and depreciation.

Milestone payments (see Note 4) that the Company makes in connection with in-licensed technology for a particular research and development project that have no alternative future uses (in other research and development projects or otherwise) and therefore no separate economic value are expensed as research and development costs at the time the costs are incurred. The Company currently has no in-licensed technologies that have alternative future uses in research and development projects or otherwise.

Income Taxes

The Company follows the FASB ASC 740, Income Taxes, or ASC 740, in reporting deferred income taxes. The ASC 740 requires a company to recognize deferred tax assets and liabilities for expected future income tax consequences of events that have been recognized in the Company’s financial statements. Under this method, deferred tax assets and liabilities are determined based on temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in the years in which the temporary differences are expected to reverse. Valuation allowances are provided if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company accounts for uncertain tax positions pursuant to ASC 740, which prescribes a recognition threshold and measurement process for financial statement recognition of uncertain tax positions taken or expected to be taken in a tax return. If the tax position meets this threshold, the benefit to be recognized is measured as the tax benefit having the highest likelihood of being realized upon ultimate settlement with the taxing authority. The Company recognizes interest accrued related to unrecognized tax benefits and penalties in the provision for income taxes. As of December 31, 2017, the Company’s tax years beginning from 2013 to date are subject to examination by taxing authorities.

Zavante Therapeutics, Inc.

Notes to Financial Statements (continued)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (CONTINUED)

Stock-Based Compensation

The Company accounts for stock-based compensation expense related to employee stock options granted by estimating the fair value on the date of grant using the Black-Scholes option pricing model.  For awards subject to time-based vesting conditions, stock-based compensation expense is recognized ratably over the requisite service period of the awards. The Company accounts for stock options granted and restricted stock issuances to non-employees using the fair value approach. These option grants are subject to periodic revaluation over their vesting terms. Stock-based compensation expense for an award with a performance condition is recognized when the achievement of such performance condition is determined to be probable. If the outcome of such performance condition is not determined to be probable or is not met, no compensation expense is recognized and any previously recognized compensation expense is reversed.

The Company estimates the fair value of its stock option awards to employees and non-employees as of the grant date using the Black-Scholes option pricing model, which requires multiple inputs, including (a) fair market value of the underlying stock as of the grant date, (b) exercise price, (c) expected stock price volatility, (d) expected term of the award, (e) risk-free interest rate, and (f) expected dividend yield.

Fair market value of common stock: As the Company’s common stock is not listed on any established stock exchange and does not have a readily available market, the fair market value is determined by the Company’s Board with the assistance of an independent valuation.

Exercise price: The exercise price for stock options is set by the Board and represents an amount that the Company believes to be no less than the fair market value of a share of the Company’s common stock as of the grant date.

Volatility: Due to a lack of Company-specific historical volatility data, the Company estimates the expected future volatility based on historical volatility of a representative group of companies that are publicly traded. The Company selected a representative group of companies with comparable characteristics to it, including risk profiles, position within the industry, and with historical per share price information sufficient to meet the expected term of the Company’s stock-based awards.

The Company computes the historical volatility of the peer group companies using the daily closing prices for the selected companies’ shares during the most recent trading period that is equal to the expected term of the Company’s stock-based awards.

Zavante Therapeutics, Inc.

Notes to Financial Statements (continued)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (CONTINUED)

Stock-Based Compensation (Continued)

Expected term: Due to a lack of sufficient data for exercise history, the Company estimates the expected term of the employee stock option awards using the “simplified” method, whereby, the expected term is calculated as the arithmetic average of the weighted average vesting term and the contractual term of the option. To determine the value of stock options granted to non-employees, the Company uses the full contractual term of the award.

Risk-free interest rate: The risk-free interest rate used in the Black-Scholes model is based on the implied yield on the U.S. Treasury securities with a maturity date closest to the expected term or the arithmetic average of the two periods closest to the expected term of the associated stock option award.

Expected dividend yield: The Company has never declared or paid, and does not expect to pay dividends in the foreseeable future, therefore, the expected dividend yield is assumed to be zero.

Beneficial Conversion Feature of Convertible Notes Payable

The Company accounts for convertible notes payable in accordance with the authoritative guidance. The Beneficial Conversion Feature (“BCF”) of a convertible note is normally characterized as the convertible portion or feature of certain notes payable that provide a rate of conversion that is below market value or in-the-money when issued. The Company records a BCF related to the issuance of a convertible note when issued unless the BCF is convertible upon the occurrence of a future event outside the control of the holder. Contingent conversion features are based on future events such as a liquidation or change in control of the entity, the issuance of a subsequent round of funding, or an initial public offering. This type of feature is measured when the intrinsic value can be calculated and recorded as of the date the contingency is resolved. In March 2017, in conjunction with the Company completing a Series A convertible preferred stock (Series A preferred stock) financing (see Note 7), the Company recorded a noncash interest charge of $2,682,847 related to the BCF embedded in the converted convertible notes payable.

Comprehensive Loss

Comprehensive loss is defined as the change in equity during a period from transactions and other events and/or circumstances from non-owner sources.  For all periods presented, comprehensive loss is equal to net loss.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (ASU 2016-02). The new standard establishes a right-of-use model and requires a lessee to recognize on the balance sheet a right-of-use asset and corresponding lease liability for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. ASU 2016-02 is effective for non-public entities for annual periods beginning after December 15, 2019 and interim periods in fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company is currently evaluating the impact the adoption of this guidance on its financial statements and disclosures. As discussed in Note 9, the Company’s only lease is its facility lease, which expires in July 2019. Until the current lease is extended, or a new lease is entered into, the Company is uncertain as to the impact of its pending adoption of the new standard on the Company’s financial statements.

Zavante Therapeutics, Inc.

Notes to Financial Statements (continued)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (CONTINUED)

Recently Issued Accounting Pronouncements (Continued)

ASU 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting provides guidance on determining changes to the terms and conditions of share-based payment awards and require an entity to apply modification accounting under Topic 718 unless all of the following conditions are met: (1) the fair value of the modified award is the same as the fair value of the original award immediately before the original award is modified. If the modification does not affect any of the inputs to the valuation technique that the entity uses to value the award, the entity is not required to estimate the value immediately before and after the modification; (2) the vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified; and (3) the classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. The amendments are effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017 and should be applied prospectively to an award modified on or after the adoption date. The Company is currently evaluating the timing and impact of adopting this new accounting standard on its financial statements.

NOTE 3 — FAIR VALUE MEASUREMENTS

The carrying values of the Company’s financial instruments such as cash and cash equivalents, prepaid expenses and other, accounts payable, and accrued expenses, and accrued compensation approximate their respective fair values because of the short-term nature of those financial instruments. Based on the borrowing rates currently available to the Company for loans with similar terms, the Company believes the carrying amounts of the term loan, approximate its fair value.  The preferred stock warrant liability is recorded at fair value.

The fair value of cash equivalents was determined based on Level 1 inputs utilizing quoted prices in active markets. The fair value of the Company’s preferred stock warrant liability was determined based on Level 3 inputs using a valuation model with significant unobservable inputs (see Notes 2 & 6). The Company had no liabilities that are measured at fair value as of December 31, 2016. Assets and liabilities measured at fair value at December 31, 2017 and 2016 were as follows:

	As of December 31, 2017
	Level 1	Level 2	Level 3	Total
Assets
Money Market Fund	$17,672,892	$—	$—	$17,672,892
Total Assets	$17,672,892	$—	$—	$17,672,892

Liabilities
Warrant to purchase Series A preferred stock	$—	$—	$211,715	$211,715
Total Liabilities	$—	$—	$211,715	$211,715

Zavante Therapeutics, Inc.

Notes to Financial Statements (continued)

NOTE 3 — FAIR VALUE MEASUREMENTS (CONTINUED)

	As of December 31, 2016
	Level 1	Level 2	Level 3	Total
Assets
Money Market Fund	$25,299,409	$—	$—	$25,299,409
Total Assets	$25,299,409	$—	$—	$25,299,409

The following table reconciles liabilities measured at fair value using significant unobservable events (Level 3) for the year ended December 31, 2017:

Warrant Liability
Balance at December 31, 2016	$—
Additions	220,398
Payments made during period	—
Change in fair value	(8,683)
Balance at December 31, 2017	$211,715

NOTE 4 — COMPANY FORMATION, STOCK PURCHASE AGREEMENT AND MERGER

The pre-merger Zavante Therapeutics (ZTI), a private company, was originally incorporated in Delaware in 2013 but was unfunded and unable to commence operating activities. In February 2015, SGP paid ZTI a $100,000 exclusive option fee, which was expensed as purchased in-process research and development, to conduct due diligence on the ZTI development program. In May 2015, SGP entered into a Stock Purchase Agreement (SPA) by and among SGP and all of the individual shareholders of ZTI, for the purchase of all of the seller’s rights and title in and to all of the then outstanding shares of ZTI, on a lien free basis.

The total SPA purchase price consideration to the selling shareholders at closing was as follows: (i) $400,000 was paid in cash, and (ii) issuance of 1,420,000 shares of stock valued at $14,200, both of which were expensed as purchased in-process research and development. In addition to the closing consideration, SGP committed to paying: (a) additional milestone payments totaling up to $30,500,000. These milestones include $1,500,000 paid in April 2016 upon the closing of the Series A preferred stock financing (see Note 7), which was expensed as purchase in-process research and development, and $3,000,000 is payable upon the FDA marketing approval of any Company product in the U.S., and the remaining $26,000,000 in milestone payments depend on the commercial success of any Company products and will only apply if the Company receives a marketing approval from the FDA; and (b) single digit tiered royalties on net sales of  Company products. The Company’s obligation to pay such royalties will be reduced by 50%, on a country-by-country basis, if and when a generic competitive product accounts for half of the market for such product in each country. Given the early-stage nature of the ZTI development, the Company accounted for the stock purchase agreement as an asset acquisition.

In June 2015, SGP, as the sole shareholder of ZTI, merged SGP into ZTI and the Zavante Therapeutics, Inc. became the surviving company.

Zavante Therapeutics, Inc.

Notes to Financial Statements (continued)

NOTE 5 — BALANCE SHEET DETAILS

Prepaid Expenses and Other

Prepaid expenses and other consisted of the following:

	As of December 31,
	2017	2016

Prepaid study costs	$—	$91,646
Prepaid insurance	54,736	73,399
Prepaid rent	10,311	10,364
ERN reimbursable costs(1)	304,951	—
Other	17,099	4,405
Total prepaid expenses and other	$387,097	$179,814

(1)  The Company has entered into a development arrangement with ERN, see Note 9.

Property and Equipment, net

Property and equipment, net consisted of the following:

	As of December 31,
	2017	2016

Furniture and fixtures	$46,788	$46,788
Office equipment	6,992	6,992
Subtotal	53,780	53,780
Less accumulated depreciation and amortization	(15,238)	(4,482)
Property and equipment, net	$38,542	$49,298

The Company maintains all of its property and equipment at the Company’s facility in San Diego. Depreciation expense was $10,756 and $4,482 for the years ended December 31, 2017 and 2016, respectively.

Zavante Therapeutics, Inc.

Notes to Financial Statements (continued)

NOTE 5 — BALANCE SHEET DETAILS (CONTINUED)

Accrued Liabilities

	As of December 31,
	2017	2016
Accrued liabilities consisted of the following:
Accrued outsourced research and development expenses	$598,495	$2,616,431
Accrued outside consultants fees	62,092	63,475
Unvested share liability	118,207	173,229
Accrued interest	32,062	—
Accrued other expenses	75,837	30,847
Total accrued liabilities	$886,693	$2,883,982

NOTE 6 — DEBT

Convertible Notes Payable

In 2015, the Company issued $10,468,486 in 8% convertible promissory notes. In connection with the closing of the funding of Series A preferred stock in March 2016, all of the notes and accrued interest automatically converted into 9,936,790 shares of the Company’s Series A preferred stock. See Note 7.

Loan and Security Agreement

In August 2016, the Company entered into a $10 million term loan and security agreement (the Loan Agreement) with Square 1 Bank, a division of Pacific Western Bank (the Lender) to provide growth capital to the Company. As of December 31, 2017, $8 million was outstanding and $2 million was available to draw and was drawn in January 2018. The credit facility bears interest based on the greater of 5% or Prime + 1.5% (6% as of December 31, 2017), payable monthly. The terms include an interest-only period through August 2018, followed by equal monthly payments of principal and interest over the remaining 24-month term.

The loans are collateralized by substantially all the assets of the Company, excluding intellectual property, which are subject to a negative pledge. Under the Loan Agreement, the Company may be precluded from entering into certain financing and other transactions without Lender approval, including disposing of certain assets and paying dividends. Upon the occurrence of an event of default, including a Material Adverse Change (as defined in the Loan Agreement), the Lenders may declare all outstanding amounts due and payable and may foreclose on the properties securing the Loan Agreement, including its cash. As a result, there is substantial doubt about the Company’s ability to continue as a going concern. The principal payments due under the Loan Agreement have been classified as a current liability as of December 31, 2017 due to the considerations discussed in Note 1 and the assessment that the material adverse change clause under the term loan is not within the Company’s control. The Company has not been notified of an event of default by the Lender as of the date these financial statements were available to be issued.

Zavante Therapeutics, Inc.

Notes to Financial Statements (continued)

NOTE 6 — DEBT (CONTINUED)

In April 2017, in connection with the initial funding under the Loan Agreement, the Company issued to the Lender a fully exercisable warrant to purchase 185,185 shares of the Company’s Series A preferred stock at an exercise price of $1.35 per share. The warrant expires on August 5, 2026. If the warrant has not been exercised prior to its expiration date, it will be deemed to automatically convert by “cashless” conversion. In the event that the Company is acquired, the warrant will be exercisable or deemed automatically converted, which shall be determined based upon whether the Company’s successor assumes the obligations of the warrant.

The estimated fair value of the warrant issued to Square 1 was determined on the date of issuance using the Black-Scholes option-pricing valuation model with the following assumptions:

Risk free interest rate	2.27%
Expected warrant term	10 Years
Expected volatility of common stock	98.97%
Expected dividend yield	0.00%

The value determined for the warrant of $220,398 has been recorded as a debt discount, as well as to stockholders’ deficit.  The debt discount is being amortized to interest expense over the remaining term of the credit facility.

The Company incurred $54,463 in loan origination costs related to the Loan Agreement. Such costs are being amortized to interest expense over the remaining term of the credit facility and are classified net of notes payable.

Future maturities of long-term debt and interest payments under the credit facility as of December 31, 2017 are:

2018	$1,737,429
2019	4,240,287
2020	2,826,858
Total minimum payments	8,804,574
Less amounts representing interest	(804,574)
Gross balance of outstanding debt	8,000,000
Less debt discount (1)	(174,637)
Less origination costs	(35,174)
Total carrying value	$7,790,188

(1)       Represents the initial fair value of the warrant to purchase Series A preferred stock issued in connection with the Loan Agreement, net of amortization.

Total interest expense incurred under the Loan Agreement for the years ended December 31, 2017 and 2016 (excluding amortization of debt discount and loan origination costs) was $143,040 and $0, respectively.

Zavante Therapeutics, Inc.

Notes to Financial Statements (continued)

NOTE 7 — STOCKHOLDERS’ DEFICIT

Convertible Series A Preferred Stock

In March 2016, the Company completed a Series A convertible preferred stock (Series A preferred stock) financing, providing the Company with $34,999,997 in aggregate gross proceeds, net of $404,380 of issuance costs, from the issuance of 25,925,924 shares of Series A preferred stock at $1.35 per share. Included in the closing of the Series A preferred stock financing was the conversion of convertible notes payable and accrued interest of $10,731,767 for 9,936,790 shares of Series A preferred stock. Such notes converted at a 20% discount from the $1.35 Series A per share issuance price, which resulted in the recording of a $2,682,847 beneficial conversion feature noncash charge through additional paid-in capital and interest expense. In aggregate, 35,862,714 shares of Series A convertible preferred stock were issued.

The Series A preferred stock have the following characteristics:

Dividends

The holders of the preferred stock are entitled to receive non-cumulative dividends at a rate of $0.108 per share per annum. Preferred stock dividends are payable, in preference and in priority to any dividends on common stock, when and if declared by the Company’s Board of Directors. As of December 31, 2017, the Company’s Board of Directors has not declared any dividends.

Liquidation

In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series A preferred stock will be entitled to receive in preference to the holders of common stock, the amount of $1.35 per share, plus declared and unpaid dividends, if any. Thereafter, any remaining assets of the Company will be distributed ratably among the holders of the common stock and preferred stock, with the preferred stock limited to $4.05 per share, based upon the number of shares of common stock held by each stockholder, treating each share of preferred stock as if it were converted into shares of common stock at the then-applicable conversion rate.

If the assets and funds available to be distributed among the holders of the Series A preferred stock shall be insufficient to permit the payment of $1.35 per share, then the entire assets and funds legally available for distribution to such holders shall be distributed ratably based on the total Series A holdings of each such holder.

Zavante Therapeutics, Inc.

Notes to Financial Statements (continued)

NOTE 7 — STOCKHOLDERS’ DEFICIT (CONTINUED)

Conversion and Voting

The shares of Series A preferred stock are convertible into an equal number of shares of common stock, at the option of the holder, subject to certain antidilutive adjustments. Each share of Series A preferred stock is automatically converted into common stock immediately upon the earlier of: (i) the Company’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, in which the per share price is at least $4.05 per share (as adjusted), and the gross cash proceeds are at least $40 million, or (ii) the date specified by written consent or agreement of the holders of not less than 50% of the then outstanding shares of preferred stock.

The holders of Series A preferred stock are entitled to one vote for each share of common stock into which such Series A preferred stock could then be converted; and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock. Also, the preferred stockholders have been granted certain rights with regard to the election of members of the Company’s Board of Directors and various other corporate actions.

Common Stock

In December 2014 and May 2015, in conjunction with the formation of SGP and acquisition of rights pursuant to the SPA in May 2015 (see Note 4), 6,300,000 shares of restricted common stock were issued to founders and the selling shareholders of ZTI at prices ranging from $0.0001 to $0.01 per share. At original issuance, such shares vested between 12 and 48 months. As amended, 4,595,156 shares were vested and 1,704,844 shares were unvested and subject to repurchase, at a total repurchase cost of $6,784 as of December 31, 2017. As of December 31, 2017, there was $5,644 of unrecognized compensation expense related to unvested restricted stock awards, which is expected to be recognized over the remaining weighted average vesting period of approximately 1.4 years.

In May 2015, in conjunction with the acquisition of rights pursuant to the SPA, the Company issued 1,420,000 shares of common stock to the selling shareholders at $0.01 per share, including 1,170,000 of restricted common shares to a founder that vest over 48 months. The remaining shares were not subject to vesting or repurchase.

Zavante Therapeutics, Inc.

Notes to Financial Statements (continued)

NOTE 7 — STOCKHOLDERS’ DEFICIT (CONTINUED)

2015 Equity Incentive Plan

In August 2015, the Company adopted the Zavante Therapeutics, Inc. 2015 Equity Incentive Plan (the 2015 Plan). As amended in March 2016, the 2015 Plan provided for the issuance of incentive stock options to the Company’s employees and nonstatutory stock options and restricted stock awards, in the form of a restricted stock bonus or a restricted stock purchase right, to the Company’s employees, directors, and consultants. The original number of shares available for issuance under the 2015 Plan was 2,050,000 shares, and it was subsequently increased by 6,447,713 shares to an aggregate of 8,497,713 in March 2016. As of December 31, 2017, the Company had 5,534,750 shares available for issuance under the 2015 Plan.

The 2015 Plan allowed for an early exercise of stock options, subject to the approval of the Company’s Board of Directors. In 2017 and 2016, 10,000 and 995,210 shares were early exercised, respectively. As of December 31, 2017 and 2016, 655,162 and 1,049,059 early exercised shares remained unvested and 634,885 and 579,760 shares vested during the years ended December 31, 2017 and 2016, respectively.

The exercise price of stock options is determined by the Company’s Board of Directors and generally, options have an exercise price equal to the fair market value of a share of the Company’s common stock on the date of the grant. In the case of incentive stock options, the exercise price shall not be less than 100% of the fair market value of the Company’s common stock as of the date of the grant, and the contractual term of an option may not exceed ten years. For holders of more than 10% of the Company’s total combined voting power of all classes of stock, incentive stock options may not be granted at less than 110% of the fair market value of a share of the Company’s common stock as of the date of grant, and the contractual term of those options may not exceed five years. Options are subject to vesting schedule as determined in each individual stock option award agreement.

In September 2016, incentive option grants for the purchase of 1,200,000 common shares were issued to certain employees, directors and consultants. Such incentive option awards were to vest upon a change of control and were subject to immediate termination and forfeiture under certain circumstances. In March 2017, all such awards were terminated and forfeited.

The following table summarizes stock option activity for the years ended December 31, 2017:

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Outstanding as of December 31, 2016	3,769,010	$0.26
Options granted	225,000	$0.30
Options exercised	10,000	$0.30
Options forfeited/cancelled	1,200,000	$0.26
Outstanding as of December 31, 2017	2,784,010	$0.26	8.4

Vested and exercisable as of December 31, 2017	1,139,160	$0.26	8.4
Vested and expected to vest as of December 31, 2017	2,784,010	$0.26	8.4

Zavante Therapeutics, Inc.

Notes to Financial Statements (continued)

NOTE 7 — STOCKHOLDERS’ DEFICIT (CONTINUED)

	Year ended December 31, 2017
	Stock options granted to employees	Stock options granted to non-employees
Expected volatility	92.9% - 98.0%	93.6%
Expected term (years)	6.1	7.9 – 8.7
Risk-free interest rate	1.96% - 2.12%	2.22% - 2.34%
Expected dividend yield	$0	$0

	Year ended December 31, 2016
	Stock options granted to employees	Stock options granted to non-employees
Expected volatility	108.0%	98.3%
Expected term (in years)	6.1	8.7 – 9.7
Risk-free interest rate	1.27% - 1.53%	1.76% - 2.07%
Expected dividend yield	$0	$0

The following table summarizes the stock-based compensation expense by line item in the statements of operations and comprehensive loss for the year ended December 31, 2017 and 2016:

	Years ended December 31,
	2017	2016
Research and development	$33,289	$10,875
General and administrative	163,770	143,027
Total stock-based compensation expense	$197,059	$153,902

As of December 31, 2017, there was $391,217 of unrecognized compensation expense related to employee and Board of Directors member unvested stock option awards, which is expected to be recognized over the remaining weighted average vesting period of approximately 2.4 years.

Unvested Share Liability

In 2015 through 2017, certain individuals were issued restricted stock or granted the ability to early exercise their options. The shares of common stock issued from restricted stock purchases or the early exercise of unvested stock options are restricted and continue to vest over the original implied service period. The Company has the option to repurchase any unvested shares at the original purchase price upon any voluntary or involuntary termination. The cash received in exchange for exercised and unvested shares related to stock options granted is recorded as a liability for the early exercise of stock options on the balance sheets and will be transferred into stockholders’ deficit as the shares vest. As of December 31, 2017 and 2016, $118,207 and $173,229, respectively, of value related to unvested restricted stock or early exercised shares were subject to repurchase from unvested shares related to cumulative restricted purchases or early stock option exercises made through each respective date.

Zavante Therapeutics, Inc.

Notes to Financial Statements (continued)

NOTE 7 — STOCKHOLDERS’ DEFICIT (CONTINUED)

Preferred Stock Warrant

In April 2017, the Company issued a warrant to the Lender exercisable into an aggregate of 185,185 shares of Series A preferred stock. See Note 6. As of December 31, 2017, no shares have been issued pursuant to the warrant.

Common Shares Reserved for Future Issuance

The Company’s common stock reserved for future issuance consists of the following as of December 31, 2017:

Conversion of Series A preferred stock	35,862,714
Warrants for Series A preferred stock	185,185
Stock options issued and outstanding	2,784,010
Authorized for future option grants	1,245,530
40,077,439

NOTE 8 — INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are shown below. A valuation allowance of $8,117,000 and $8,463,400 has been established as of December 31, 2017 and 2016, respectively, as realization of such assets does not meet the more likely than not threshold under ASC 740, Accounting for Income Taxes. The net change in the total valuation allowance for the years ended December 31, 2017 and 2016, was ($347,400) and $7,081,000, respectively.

Significant components of the Company’s deferred tax assets as of December 31, 2017 and 2016 are shown in the table below:

	As of December 31,
	2017	2016
Deferred tax assets:
Net operating loss carryforwards	$7,525,000	$8,316,800
Research and development credits	464,000	130,100
Stock compensation	—	14,100
Other	128,000	2,400
Total deferred tax assets before the valuation allowance	8,117,000	8,463,400
Less valuation allowance	(8,117,000)	(8,463,400)
Net deferred tax assets	$—	$—

Zavante Therapeutics, Inc.

Notes to Financial Statements (continued)

NOTE 8 — INCOME TAXES (CONTINUED)

The reconciliation of income taxes attributable to continuing operations computed at the statutory tax rates to income tax expense (recovery), using a 35% statutory tax rate, is as follows:

	As of December 31,
	2017	2016
Income (benefit) taxes at statutory rates	$(4,205,000)	$(7,991,000)
State income tax, net of federal benefit	(36,000)	—
Permanent differences between book and tax	193,000	1,019,000
Research and development tax credits	(176,000)	(109,000)
Tax law change, rate adjustment	4,681,000	—
Change in valuation allowance	(347,000)	7,081,000
Other	(110,000)	—
	$—	$—

Due to losses incurred from inception, the Company is unable to conclude that it is more likely than not that the net deferred tax assets will be realized. Therefore, the Company has recorded a full valuation allowance against the net deferred tax assets.

As of December 31, 2017, the Company has federal net operating loss (NOL) carryforwards of approximately $35.6 million which will begin to expire in 2033 unless previously utilized. As the Company is pre revenue as of December 31, 2017, the Company has no state NOL carryforwards. At December 31, 2017, the Company has federal and California tax credit carryforwards of approximately $743,000 and $865,000, respectively. The federal research tax credit begins to expire in 2035 unless previously utilized and the California research tax credit has no expiration date.

Utilization of the NOL and research credit carryforwards might be subject to a substantial annual limitation due to ownership changes that occurred in 2015 and 2016 or that could occur in the future, as required by Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the Code), as well as similar state and foreign provisions. These ownership changes may limit the amount of NOL and research credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an “ownership change” as defined by Section 382 of the Code results from a transaction or series of transactions over a three-year period, resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders or public groups. Since the Company’s formation, the Company has raised capital through the issuance of capital stock, which, has resulted in such an ownership change, and future ownership changes may occur.

The Company has not completed a study to assess whether an ownership change has occurred. If the Company has experienced an ownership change, utilization of the NOL or research credit carryforwards would be subject to an annual limitation under Section 382 of the Code, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term, tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in the expiration of a portion of the NOL or research credit carryforwards before utilization.

The Tax Cuts and Jobs Act (“the Act”) was enacted on December 22, 2017. The Act includes a number of changes to existing U.S. tax laws that impact the Company, most notably a reduction of the U.S. federal corporate tax rate from a maximum of 35% to a flat 21%, effective January 1, 2018. As of December 31, 2017, as a result of the rate reduction, the Company has reduced the deferred tax asset balance by $4,681,000. Due to the Company’s full valuation allowance position,

Zavante Therapeutics, Inc.

Notes to Financial Statements (continued)

NOTE 8 — INCOME TAXES (CONTINUED)

the Company has also reduced the valuation allowance by the same amount. This impact is considered to be a provisional amount as the Company is still analyzing certain aspects of the Act and refining our calculations. The ultimate impact may differ from this provisional amount, due to, among other things, additional analysis, changes in interpretations and assumptions the Company has made, additional regulatory guidance that may be issued, and actions the Company may take as a result of the Act.

The Company recognizes a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more likely than not recognition at the effective date to be recognized.  At December 31, 2017 and 2016, the unrecognized tax benefits recorded were approximately $3.1 million and $2.1 million, respectively.

The following table summarizes the activity related to the Company’s unrecognized tax benefits:

	As of December 31,
	2017	2016
Balance at beginning of the year	$2,131,000	$25,000
Increases related to current year tax positions	1,021,000	2,106,000
Changes related to prior year tax positions	—	—
Balance at end of the year	$3,152,000	$2,131,000

In the next twelve months, we do not expect a significant change in our unrecognized tax benefits. Due to the existence of the valuation allowance, future changes in unrecognized tax benefits will not impact our effective tax rate.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by the United States and state jurisdictions where applicable. There are currently no pending income tax examinations. The Company’s tax years from inception in 2013 are subject to examination by the federal and state tax authorities due to the carryforward of unutilized net operating losses and research and development credits. The Company’s practice is to recognize interest and penalties related to income tax matters in income tax expense. The Company has not recognized interest or penalties since inception.

Zavante Therapeutics, Inc.

Notes to Financial Statements (continued)

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Corporate Office Lease Obligation

Effective in July 2016, the Company signed a non-cancellable three-year operating lease for its corporate office facility. The lease provides for the aggregate minimum lease payments totaling $341,223, and provides the Company an option to extend the lease at the end of the original term for a three-year period. Rent expense from the effective date through December 31, 2016 and for the year ended December 31, 2017 was $49,608 and $113,741, respectively. The Company paid the landlord a security deposit of $10,033, which is included in other assets in the balance sheet as of December 31, 2017.

As of December 31, 2017, the future minimum rent payments under the operating lease are as follows:

Years ending December 31,
2018	$113,741
2019	64,113
Total	$177,854

Manufacturing and Supply Agreements

In 2014, ZTI entered into: (i) a Pharmaceutical Manufacturing and Exclusive Supply Agreement with Laboratorios ERN, S.A. (ERN) for the exclusive purchase of finished Product for sale in the U.S., and (ii) a Three-Way Agreement between ERN and Ercros, S.A. (Ercros) for the supply of technical documentation, expertise and know-how for API, API Mixture and finished Product manufacturing. On July 28, 2016, the Company concurrently entered into: (i) an Amended and Restated Three-Way Agreement with ERN and Ercros, (ii) an Amended and Restated Pharmaceutical Manufacturing and Exclusive Supply Agreement, both of which allowed for removing the responsibility for ERN to provide commercial Product and allow the Company to take direct responsibility for the manufacture and supply of commercial Product with separate third-party manufacturers, and (iii) an exclusive API Mixture supply agreement with Ercros at a fixed price for the first five (5) years under the agreement. Each of the agreements provide for an initial term of 10 years with automatic renewals of two (2) years for successive terms.

The Amended and Restated Pharmaceutical Manufacturing and Exclusive Supply Agreement, as amended further through December 20, 2017, provides for: (i) ERN has development responsibilities with financial obligations not to exceed $1,000,000, (ii) a milestone payment of $100,000 to ERN triggered upon the Company’s first commercial sale, (iii) a quarterly payment to ERN for each vial sold, payable in arrears, and (iv) an indemnification payment to ERN under certain circumstances as outlined therein.

In connection with ERN’s development responsibilities, as of December 31, 2017, the Company has incurred reimbursable costs of $304,951 which are included in prepaid expenses and other. Substantially all of such reimbursable costs were collected in January 2018.

Zavante Therapeutics, Inc.

Notes to Financial Statements (continued)

NOTE 9 — COMMITMENTS AND CONTINGENCIES (CONTINUED)

In July 2016 and April 2017, the Company entered into separate manufacturing and supply agreements with Antibioticos do Brasil Ltda (ABL) and Fisiopharma S.r.l (Fisiopharma), respectively, under which each party has agreed to validate and supply commercial Product to the Company. Each agreement has an initial term of ten years with automatic renewals of one (1) year for successive terms thereafter. To the extent that both suppliers are in compliance with governing regulatory requirements for manufacturers at the time the Company commences the sale of its product, then the Company will be obligated to purchase half of its future commercial needs from each party. In connection with such agreements, the Company has engaged in certain technology transfer activities. There were no significant commitments outstanding under the ABL or Fisiopharma agreements as of December 31, 2017.

NOTE 10 — 401(K) PLAN

Effective January 1, 2016, the Company established Zavante Therapeutics, Inc. 401(k) Plan (the 401K Plan), which is a defined contribution plan covering all employees. Under this plan, employees and employer can make contributions to the 401K Plan, subject to certain limits. The Company’s employees can contribute to this plan starting on the first date of employment.  There were no employer contributions to the 401K Plan in the year ended December 31, 2017 and 2016.

NOTE 11 — SUBSEQUENT EVENTS

Subsequent events are events or transactions that occur after the financial statement date, but before the financial statements are issued. The Company recognizes in the accompanying financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the audit report, including the estimates inherent in the process of preparing the financial statements. The Company’s financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the balance sheet date, but arose after the financial statement date and before the financial statements are issued.

The Company evaluated the subsequent events through May 18, 2018, the date on which these financial statements were available to be issued.